DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Certificate of Amendment (PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form.	above space is for office use only

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.  Name of corporation:

On-Air Impact, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

The following Article 9 is hereby added to the Articles of Incorporation of the Corporation:

ARTICLE 9

DISTRIBUTIONS

Pursuant to Section 78.288 of the Nevada Revised Statutes, the Corporation shall be entitled to make distributions to the fullest extent permitted by Nevada law. The Board of Directors may authorize and the Corporation may make distributions to its stockholders in specific instances where the Corporation’s total assets are less than the sum of its total liabilities plus the amount that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders who preferential rights are superior to those receiving the distribution.

3.  The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 70.7%

4.  Effective date of filing (optional): 2/14/13

(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required):

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.	Nevada secretary of state AM 78.385 Amend 2003
Revised on: 11/03/03